UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 6, 2011 (December 31, 2010)
Date of Report (Date of earliest event reported)

MAM SOFTWARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Maple Park, Maple Court, Tankersley, Barnsley, UK S75 3DP
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 431 1794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 31, 2010, the MAM Software Group, Inc. (“we,” “our,” “us,” or the “Company”) entered into an agreement (the “December Agreement”) with Arthur J. Blumenthal, a former employee, to prepay at a discount, the balance of the obligation owed to him under a settlement entered into on April 16, 2010 (the “April Agreement”).

The Company had previously recorded a liability for $817,000 and recorded an additional expense of $513,000 in the quarter ending March 31, 2010. On April 16, 2010, the Company settled the litigation with Mr. Blumenthal for $1,250,000, and on April 19, 2010, the Company paid Mr. Blumenthal $350,000 as partial payment of the settlement amount.  The balance of the settlement amount under the April Agreement was payable through December 2012 in equal monthly payments of $31,750, which included interest at 7%.  Under the December Agreement, the Company paid $670,000 as opposed to the remaining balance of $717,847.

By prepaying the obligation prior to maturity, we were able to reduce the balance due by approximately 7.2% as well as avoiding approximately $25,000 in interest for the balance of our 2011 fiscal year and approximately $28,000 of interest in our 2012 fiscal year.  As a consequence of the settlement, we were able to record a gain on the settlement of approximately $52,115.

Item 9.01	Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 6, 2011		MAM SOFTWARE GROUP, INC.

	By:	/s/ Charles F. Trapp
Name: Charles F. Trapp Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 6, 2011.